Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-207211 and 333-158769) and Form S-8 (Nos. 333-190328, 333-144148, 333-172788, and 333-183186) of Handy & Harman Ltd., of our report dated October 15, 2013, with respect to the consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows of ModusLink Global Solutions, Inc. and subsidiaries for the year ended July 31, 2013, which report appears in the December 31, 2015 annual report on Form 10-K of Handy & Harman Ltd.

/s/ KPMG LLP

Boston, Massachusetts
February 26, 2016